Exhibit 10.6

***: CERTAIN MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES EXCHANGE COMMISSION.

                           DISTRIBUTORSHIP AGREEMENT
                                    BETWEEN
                              NDC AUTOMATION, INC.
                                      AND
                               MICROPOWER E.D. AB

This DISTRIBUTORSHIP AGREEMENT ("Agreement") is made and entered into by and between NDC AUTOMATION, INC. a Delaware, U.S.A. corporation with its principal place of business in Charlotte, North Carolina ("DISTRIBUTOR"), and MICROPOWER E.D. AB, a Swedish company with its principal place of business in Vxj, Sweden, ("COMPANY").

Statement of Background, Purpose and Interest

COMPANY manufactures chargers for industrial trucks, automatic guided vehicles and other electric vehicles and sells these items throughout the world. COMPANY's primary sales and marketing efforts are made in Europe. DISTRIBUTOR sells guidance equipment and controls and provides engineering for the design and implementation of automatic guided vehicle systems, primarily in North America. DISTRIBUTOR desires to purchase from COMPANY certain products made by COMPANY and to resell them to customers within North America. The purpose of this Agreement is to set forth the terms and conditions whereby DISTRIBUTOR acts as the sole and exclusive distributor for COMPANY in North America.

THEREFORE, in consideration of these premises, the covenants herein given and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                               A G R E E M E N T

1. Appointment As DISTRIBUTOR. COMPANY hereby appoints DISTRIBUTOR to be its exclusive Distributor for COMPANY's "Products" (as hereinafter defined) within the "Territory" (as hereinafter defined) for the "Term" (as herein defined) of this Agreement and subject to its terms. As used herein, "Products" shall mean the Products listed on Schedule 1, attached hereto and incorporated herein by reference, plus such other products as the parties may hereafter agree to add to
Schedule 1. "Territory" shall mean all countries of North America, their possessions and territories wherever located. The "Term" of this Agreement shall mean the period of time defined in paragraph 8.1 herein.

2.  Obligations of DISTRIBUTOR.

2.1 DISTRIBUTOR shall use reasonable commercial efforts to sell and to promote sales of Products and to protect and promote the good name and best interests of COMPANY and the Products in the Territory.

***

Should the DISTRIBUTOR not comply with any requirement specified in the preceding paragraph, the COMPANY may in addition to all other remedies he may have and at his option, by giving 60 days written notice, either terminate this Agreement or convert the exclusive sales right granted under this Agreement into a non-exclusive right.

2.2 DISTRIBUTOR may promote or distribute the products of other companies and otherwise represent other companies, with the exception of products identical or similar to the Products as per Schedule I, unless mutually agreed between the parties. Nothing in this Agreement shall be construed to prevent DISTRIBUTOR from selling its own products.

2.3 DISTRIBUTOR shall purchase and resell Products for its own account and its own risk. DISTRIBUTOR shall have the right to sell Products under its private label "PowerWay(TM)" and the parties shall negotiate in good faith the terms and conditions for such arrangement.

2.4 DISTRIBUTOR shall pay for all Products ordered from COMPANY in accordance with the prices, terms of payment and other terms and conditions of sale which are attached hereto as Schedule 1. COMPANY warrants that such prices are and will remain at least *** below COMPANY's export list prices for such products for sale to end users.

2.5 DISTRIBUTOR shall maintain a proper place of business including offices, warehouse space, demonstration, test and showroom space, maintenance and training facilities and spare parts storage. DISTRIBUTOR shall maintain the capability to demonstrate the operation of Products.

2.6 DISTRIBUTOR shall maintain an inventory of Products and spare parts adequate to meet routine commercial demand with reasonable lead-times at DISTRIBUTOR'S discretion and shall provide spare parts and training, installation and maintenance services to its customers upon their request.

2.7 DISTRIBUTOR shall provide trained and skilled sales and other personnel sufficient to promptly and efficiently discharge its responsibilities hereunder.

2.8 DISTRIBUTOR shall provide installation, and other normal after-sales services to its customers at its expense. Subject to paragraph 4.2 of this Agreement, DISTRIBUTOR may provide warranty service to its customers. DISTRIBUTOR may charge its customers for all such services except for those covered by COMPANY's warranty, if any.

2.9 DISTRIBUTOR shall advertise and promote the Products for sale within the Territory at its own expense or as mutually agreed between the Parties.

2.10 DISTRIBUTOR shall provide COMPANY with annual market plans, including sales forecasts, sales and marketing activities, market information, competition, etc., the first such report within thirty (30) days after the date hereof and thereafter on or before September 30 each consecutive year. DISTRIBUTOR shall also keep COMPANY up-dated on progress and important events regarding its sales of the Products in the Territory.

3.  Obligations of COMPANY.

3.1 COMPANY shall not appoint or support any commercial sales representative or other distributor of Products within and/or for the Territory. COMPANY shall advise its customers outside the Territory that the COMPANY is represented by the DISTRIBUTOR and use its best efforts to encourage such customers to buy Products from DISTRIBUTOR in cases when sales are considered by the COMPANY to its customers for final delivery to or installations inside the Territory.

If COMPANY's other customers than DISTRIBUTOR want to buy or make an inquiry concerning the PRODUCTS, COMPANY is obliged to inform DISTRIBUTOR immediately.

3.2 COMPANY shall, free of charge, provide technical training and sales support to qualified DISTRIBUTOR personnel at convenient times and places as mutually agreed between the Parties. Direct expenses for travelling and accommodation shall be borne by each Party for his personnel. COMPANY shall provide price lists, sales literature, technical product bulletins, material safety data sheets and other technical information to DISTRIBUTOR as reasonably necessary for the promotion, sales and servicing of the Products at no cost to DISTRIBUTOR.

3.3 COMPANY shall keep DISTRIBUTOR informed of technical modifications and developments of the Products and of other important events that may be material to the DISTRIBUTOR'S execution of his obligations under this agreement.

4.  Product Quality, Warranties, and Representations.

4.1 COMPANY warrants to DISTRIBUTOR and to the first purchaser of Products from DISTRIBUTOR that, at the time of delivery, all goods sold shall conform to all technical specifications and all descriptions of function or performance contained in documents provided to DISTRIBUTOR by COMPANY and to all models, demonstrations and samples of Products so furnished to DISTRIBUTOR and shall be free from defects in material or workmanship. COMPANY shall repair or replace any Product which fails to meet the foregoing warranty for a period of twelve months (12) from date of commissioning by first purchaser and for a period of eighteen (18) months from date of delivery by COMPANY to DISTRIBUTOR, whichever occurs first. At COMPANY's request, DISTRIBUTOR shall perform warranty services on defective Products, and COMPANY shall reimburse DISTRIBUTOR the cost of all spare or replacement parts used in providing such warranty services and shall pay DISTRIBUTOR its normal labour rates for labour repair services per work. COMPANY also warrants that all products comply with technical and/or functional standards and norms in the Territory required by law or regulation, e.g. UL certification. DISTRIBUTOR agrees to advise COMPANY of such requirements to the best of his ability, and COMPANY reserves the right to adjust its prices to reflect cost effects from such requirements.

The specified terms and conditions of warranty are attached hereto as
Schedule 2.

4.2 For the term of this Agreement and for a period of five (5) years thereafter, COMPANY shall and hereby does indemnify and hold DISTRIBUTOR harmless from any and all claims, proceedings and causes of action brought by third parties and all damages, awards, judgements, costs, fees and expenses (including reasonable attorneys' fees) arising out of or related to such claims, which claims arise out of or are related to defects or claims of defects or inherently dangerous conditions in or with respect to the Products at the time of delivery. COMPANY shall procure and maintain in full force and effect throughout the term of this Agreement and for a period of five (5) years thereafter, comprehensive liability insurance coverage including product liability coverage with respect to such claims in an amount not less than USD 1,000,000 (one million), with DISTRIBUTOR named as an additional insured. The policy shall provide that the insurer shall not cancel such policy for any reason without first giving at least thirty (30) days prior written notice to DISTRIBUTOR. At DISTRIBUTOR's request, COMPANY shall provide DISTRIBUTOR with a certificate from the insurer of such coverage.




4.3 DISTRIBUTOR agrees to indemnify and hold COMPANY harmless from and against any and all claims, causes of action, costs, fees, and expenses (including reasonable attorneys' fees) arising out of, or attributable to any claim or proceeding asserted or brought against COMPANY, which relates to or arises out of any breach of warranty or misrepresentation, express or implied, made solely by DISTRIBUTOR, its agents or employees or any intentional or negligent act of DISTRIBUTOR, its agents or employees in its marketing activities, sales, handling, labelling or servicing of Products.

4.4 COMPANY agrees to indemnify and hold DISTRIBUTOR harmless from and against any and all claims, causes of action, costs, fees, and expenses (including reasonable attorneys' fees) arising out of, or attributable to any claim or proceeding asserted or brought against DISTRIBUTOR, which relates to or arises out of any breach of warranty or misrepresentation, express or implied, made solely by COMPANY, its agents or employees or any intentional or negligent act of COMPANY, its agents or employees in its marketing activities, sales, handling, labelling or manufacture of Products.

5. Restrictive Covenant. Both parties acknowledge that from time to time during the term of this Agreement they will acquire information concerning secret processes, designs, formulae, know-how, prices, margins, plans, strategies, customers, markets and other confidential information of or concerning the other party, their affiliates or the Products or processes of the other party or their affiliates, which information is valuable, gives both parties a competitive advantage and which both parties use reasonable means and ways to keep secret ("Confidential Information"). Both parties acknowledge the other party's exclusive right, title and interest in the Confidential Information and in its trademarks, trade names, patents and copyrighted material and agree to do nothing during or after the term of this Agreement to impair such right, title, and interest or to disclose to any third party any Confidential Information acquired pursuant to this Agreement or otherwise. Both parties agree that all Confidential Information of the other party shall at all times be the exclusive property of that party. Both parties further agree to discontinue all use of the other party's name, trademarks, patents, copyrighted material and Confidential Information immediately upon the termination or expiration of this Agreement for any reason. The obligation to maintain the confidentiality of Confidential Information shall not extend to:

(a) Information which is or becomes part of the public domain through no fault of DISTRIBUTOR;

(b) Information which can be shown to have been legally disclosed to DISTRIBUTOR by a third party which has not breached any obligation as to non-disclosure;

(c) Information which can be shown by DISTRIBUTOR to have been acquired by DISTRIBUTOR without restriction prior to disclosure of the same information to it by COMPANY;

(d) Information which can be shown by DISTRIBUTOR to have been developed by it independently of any disclosure of Confidential Information to it pursuant to this Agreement; or

In the event of an actual or threatened violation of this restrictive covenant by DISTRIBUTOR, COMPANY shall have the right to terminate this Agreement immediately upon giving written notice of termination to DISTRIBUTOR and to obtain temporary and permanent injunctive relief to prevent any such violation.

6. Patent Infringement. DISTRIBUTOR shall notify COMPANY promptly upon learning of any claim of infringement brought against DISTRIBUTOR or its customers of any patent or intellectual property owned or assigned to any other person or business on account of the sale or use of any of the Products within the Territory. Upon notification, COMPANY shall undertake to defend, settle or dispose of any such claim, charge or proceeding and to pay the final amount of any settlement agreed to by COMPANY or any judgement awarded against DISTRIBUTOR or COMPANY. COMPANY reserves the sole right to defend or not to defend and to settle or not to settle any such claim, and DISTRIBUTOR shall cooperate with COMPANY in its lawful disposition of such claim. COMPANY shall indemnify, defend and hold DISTRIBUTOR harmless against any costs or expenses DISTRIBUTOR incurs in relation to any matters dealing with such patents or intellectual property infringements. COMPANY shall keep DISTRIBUTOR fully informed of all actions taken or to be taken by it to dispose of any such claim of infringement.

Term and Termination.

7.1 Unless earlier terminated as provided for herein, the Term of this Agreement shall be three (3) years, beginning October 1, 1999, and expiring on September 30, 2000; provided, that this Agreement shall automatically be extended for successive one year periods unless either party gives written notice not less than six (6) months prior to the end of the initial term (or any succeeding term) that it does not wish to further extend this Agreement ("Notice of Expiration").

7.2 In addition to the rights of termination provided elsewhere in this Agreement, this Agreement may be terminated:

(a) By an agreement in writing between COMPANY and DISTRIBUTOR; or

(b) By either party in the event the other party does or attempts to do any of the following:

(i) assigns its rights or obligations hereunder without the other party's consent
(ii) ceases business as a going concern;
(iii) liquidates, dissolves or adopts a plan to liquidate or dissolve;
(iv) files for bankruptcy or seeks to have a receiver, trustee or conservator of its assets appointed or takes other action to gain relief from its creditors generally;
(v) is the subject of an involuntary petition for bankruptcy, or for the appointment of a receiver, trustee or conservator of its assets or any other judicial proceeding for relief from creditors generally and the same is not dismissed within sixty days after filing;
(vi) commits a material breach of any provision of this Agreement;

The party who wishes to terminate shall by a written notice identifying the reason to terminate or the breach of the Agreement and does not cure such reason or breach by the end of the notice period - thirty (30) days - the party can immediately terminate the Agreement.

c) By either party by ninety (90) days prior written notice in case mutually agreed objectives or events have not been accomplished for the foregoing planning period and not been cured by the end of the notice period.

8.  Effect of Termination.

8.1 All rights extended to either party under this Agreement shall immediately cease upon the expiration or termination of this Agreement for any reason, but such expiration or termination shall not extinguish any past due obligation of either party hereunder.

8.2 The acceptance of any Product order or renewal parts order from, or sale of any Products or renewal parts, to DISTRIBUTOR after the expiration of this Agreement shall be in the sole discretion of COMPANY. Any such acceptance or sale shall not be construed as a renewal or extension thereof nor as a waiver of expiration or termination.

8.3 In the event COMPANY terminates this Agreement in accordance with paragraph
7.1 not for cause, and COMPANY terminates all sales in the Territory, COMPANY shall, at DISTRIBUTOR's request given within thirty days after the expiration or termination of this Agreement, repurchase from DISTRIBUTOR and DISTRIBUTOR agrees to sell at the net invoice price paid by DISTRIBUTOR less *** plus actual transportation and any import duties thereon (if not included in the invoice price), any or all new Products and spare parts shipped by COMPANY to DISTRIBUTOR within twelve (12) months prior to termination and in good marketable condition, and special tools and equipment for servicing Products of which DISTRIBUTOR is then the owner. DISTRIBUTOR shall in any event make available to COMPANY free of charge all such Products, spare parts, materials, tools and equipment which COMPANY has made available to DISTRIBUTOR free of charge.

8.4 If COMPANY terminates, or decides not to renew, this Agreement for any other reasons than those under paragraph 7.2. COMPANY agrees to compensate DISTRIBUTOR according to the following formula:

*** on COMPANY's net sales in the Territory during the first 6 month period after the expiration of the Agreement; and

*** on COMPANY's net sales in the Territory during the second 6 month period after the expiration

9. Benefit and Assignment. The rights, duties, and obligations of the parties under this Agreement shall inure to the benefit and shall be binding upon their respective successors and permitted assigns.

10. Status of DISTRIBUTOR. With respect to the Products, the relationship between COMPANY and DISTRIBUTOR is solely that of vendor and vendee, and nothing in this Agreement shall constitute DISTRIBUTOR as the agent, partner, joint venturer or legal representative of COMPANY for any purpose whatsoever; nor shall DISTRIBUTOR hold itself out as such. DISTRIBUTOR shall have no authority to bind or commit COMPANY in any manner or for any purpose but rather shall act and conduct itself in all respects as an independent contractor with respect to the Products and the conduct of its business.

11. Force Majeure. No party to this Agreement shall be deemed to be in breach or default of any provisions hereof by reason of delay or failure in the discharge or performance of any duty or obligation hereunder due to strikes, lock-outs, natural calamity, war, civil disorder, force majeure or any other cause beyond the reasonable control of the party so affected.

12. Severability; Survival. The provisions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the remaining provisions thereof. The provisions of Sections 4, 5, 6, 14 and 15 shall survive termination of this Agreement for any reason.

13. Notices. Any notice contemplated or required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally, or sent registered or certified mail, return receipt requested, to the parties' respective addresses below. Such notices shall be deemed received on the date of the receiving party's signing the receipt of notice.


If to DISTRIBUTOR:      NDC AUTOMATION, INC.
                        3101 Latrobe Drive
                        Charlotte, NC 28211, USA


If to COMPANY:          MICROPOWER E.D. AB
                        Idavaegen 1
                        S-352 46 Vaxjo, SWEDEN

or to such other address as either party may direct by notice give to the other as herein provided.

Disputes. All disputes arising in connection with this Agreement, or the breach thereof, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules, supplemented as necessary by the procedural rules of the law of Sweden if initiated by DISTRIBUTOR or of the law of the State of North Carolina if initiated by COMPANY. Any settlement shall take place in Vaxjo, Sweden, if initiated by DISTRIBUTOR and in Charlotte, N.C. if initiated by COMPANY.



Construction of Agreement. This Agreement may be executed in counterparts in order to provide each party with a fully-executed original hereof. Except as otherwise provided herein, this Agreement may not be changed, modified or amended except by an agreement in writing signed by both parties. The waiver by any party to this Agreement of any breach or violation of any provisions of this Agreement by any other party hereto shall not operate as a waiver of any other breach. This Agreement reflects the complete understanding of the parties and constitutes their entire agreement, superseding all prior negotiations, representations, agreements, understandings, and statements.

                                     *****

IN WITNESS WHEREOF, the parties have executed this Agreement by signature of their respective duly authorised representatives as of the day and year first above written.



MICROPOWER E.D. AB


By:    /s/ Thomas Svensson
    ----------------------------
Title: President
       -------------------------

 NDC AUTOMATION, INC.



By:    /s/ Ralph Dollander
    ----------------------------
Title: President
       -------------------------

                                    WARRANTY

This warranty shall apply when the swedish company Micropower E.D. Marketing AB (MEDAB), Idavagen 1, 352 46 Vaxjo, Sweden, delivers electrical and associated electronic products to a buyer situated outside Denmark, Finland, Norway and Sweden.

Deviation from this warranty shall not be applied unless agreed in writing.

The warranty under the Orgalime S 92 general conditions for supply of mechanical, electrical and associated electronic products, Brussels, October 1992, under the headline LIABILITY FOR DEFECTS, is valid if there are any items about warranty which are not mentioned in this document.

1. The defect charger (s) will normally be repaired at site by concerned service staff. Before the repair, a judgement must be done whether the repair costs will be reasonable in comparison with a new charger.

2. The service department at Micropower will assist field staff by proposing correct spare parts and how to check the charger.

3. Necessary spare parts can be ordered directly from Micropower and have to be sent by a suitable carrier (for example Skypack, delivery within 3 days).

4.   Micropower does not pay for travels, hotel accommodation, meals etc.

5. Micropower will pay labour costs to a reasonable extent. May not exceed 5 hours.

6.   Purchaser has to report to Micropower following data:

     a)  Site where the charger is located

     b)  Type of charger

     c)  Serialnumber

     d)  Specification of defect parts

     e)  Used time for the repair

7. Defect mains fuses, varistors etc due to transients on the incoming mains, will not be regarded as a warranty claim.

8. Defect spare parts must be returned to Micropower together with the service order, which you will find on the packing list for spare parts.

                                     [LOGO]
                                    ORGALIME

                               GENERAL CONDITIONS
                                     for the
       SUPPLY OF MECHANICAL, ELECTRICAL AND ASSOCIATED ELECTRONIC PRODUCTS

                             Brussels, October 1992

PREAMBLE

1. These General Conditions shall apply when the parties agree in writing or otherwise thereto. When the General Conditions apply to a specific contract, modifications of or deviations from them must be agreed in writing.

     The object(s) to be supplied under these conditions is(are) hereinafter referred to as the Product.

PRODUCT INFORMATION

2. All information and data contained in product brochures and price lists are binding only to the extent that they are by reference expressly included in the contract.

DRAWINGS AND DESCRIPTIONS

3. All drawings and technical documents relating to the Product or its manufacture submitted by one party to the other, prior or subsequent to the formation of the contract, shall remaining the property of the submitting party.

     Drawings, technical documents or other technical information received by one party shall not, without the consent of the other party, be used for any other purpose than erection, commissioning, operation or maintenance of the Product. They may not, without the consent of the submitting party, otherwise be used or copied, reproduced, transmitted or communicated to a third party.

4. At the start of the period referred to in Clause 23 the Supplier shall, if so requested by the Purchaser, free of charge provide information and drawings which are necessary to permit the Purchaser to erect, commission, operate and maintain the Product. Such information and drawings shall be supplied in the number of copies agreed upon or at least one copy of each. The supplier shall not be obliged to provide manufacturing drawings for the Product or spare parts.

ACCEPTANCE TESTS

5. Acceptance tests provided for in the contract shall, unless otherwise agreed, be carried out at the place of manufacture during normal working hours. If the contract does not specify the technical requirements, the tests shall be carried out in accordance with general practice in the appropriate branch of industry concerned in the country of manufacture.

6. The Supplier shall notify the Purchaser of the acceptance tests in sufficient time to permit the Purchaser to be represented at the tests. If the Purchaser is not represented, the test report shall be sent to the Purchaser and shall be accepted as accurate.

7. If the acceptance tests show the Product not to be in accordance with the contract, the Supplier shall without delay remedy any deficiencies in order to ensure that the Product complies with the contract. New tests shall then be carried out at the Purchaser's request, unless the deficiency was insignificant.

8. The Supplier shall bear all costs for acceptance tests carried out at the place of manufacture. The Purchaser shall however bear all travelling and living expenses for his representatives in connection with such tests.

DELIVERY, PASSING OF RISK

9. Any agreed trade term shall be construed in accordance with the INCOTERMS in force at the formation of the contract. If no trade term is specifically agreed the delivery shall be Ex works (EXW). If, in the case of delivery Ex works, the Supplier, at the request of the Purchaser, undertakes to send the Product to its destination, the ??????? not later than when the Product is handed over to the first carrier.

TIME FOR DELIVERY, DELAY

10. If the parties, instead of specifying the date for delivery, have specified a period of time on the expiry of which delivery shall take place, such period shall start to run on the date when the Supplier receives the Purchaser's order or the date of formation of the contract, whichever is the later.

11. If the Supplier anticipates that he will not be able to deliver the Product at the time for delivery, he shall forthwith notify the Purchaser thereof in writing, stating the reason, and, if possible, the time when delivery can be expected.

12. If delay in delivery is caused by any of the circumstances mentioned in Clause 39 or by an act or omission on the part of the Purchaser, including suspension under Clauses 20 or 42, the time for delivery shall be extended by a period which is reasonable having regard to all the circumstances in the case. This provision applies regardless of whether the reason for the delay occurs before or after the agreed time for delivery.

13. If the Product is not delivered at the time for delivery (as defined in Clauses 10 and 12), the Purchaser is entitled to liquidated damages from the date on which delivery should have taken place.

     The liquidated damages shall be payable at a rate of 0.5 per cent of the purchase price for each completed week of delay. The liquidated damages shall not exceed 7.5 per cent of the purchase price.

     If only part of the Product is delayed, the liquidated damages shall be calculated on that part of the purchase price which is attributable to such part of the Product as cannot in consequence of the delay be used as intended by the parties.

     The liquidated damages become due at the Purchaser's written demand but not before delivery has been completed or the contract is terminated under Clause 14.

     The Purchaser shall forfeit his right to liquidated damages if he has not lodged a claim for such damages within six months after the time when delivery should have taken place.

14. If the delay in delivery is such that the Purchaser is entitled to maximum liquidated damages under Clause 13 and if the Product is still not delivered, the Purchaser may in writing demand delivery within a final reasonable period which shall not be less than one week. If the Supplier does not deliver within such final period and this is not due to any circumstance for which the Purchaser is responsible, then the Purchaser may by notice in writing to the Supplier terminate the contract in respect of such part of the Product as cannot in consequence of the Supplier's failure to deliver be used as intended by the parties.

     If the Purchaser terminates the contract he shall be entitled to compensation for the loss he has suffered as a result of the Supplier's delay. The total compensation, including the liquidated damages which are payable under Clause 13, shall not exceed 15 per cent of that part of the purchase price which is attributable to the part of the Product in respect of which the contract is terminated.

15. Liquidated damages under Clause 13 and termination of the contract with limited compensation under Clause 14 are the only remedies available to the Purchaser in case of delay on the part of the Supplier. All other claims against the Supplier based on such delay shall be excluded, except where the Supplier has been guilty of gross negligence.

     In these conditions gross negligence shall mean an act or omission implying either a failure to pay due regard to serious consequences, which a conscientious supplier would normally format as likely to ensue, or a deliberate disregard of the consequences of such act or omission.

16. If the Purchaser anticipates that he will be unable to accept delivery of the Product at the delivery time, he shall forthwith notify the Supplier thereof stating the reason, and, if possible, the time when he will be able to accept delivery.

     If the Purchaser fails to accept delivery at the delivery time he shall nevertheless pay any part of the purchase price which becomes due on delivery as if delivery had taken place. The Supplier shall arrange for storage of the Product at the risk and expense of the Purchaser. The Supplier shall also, if the Purchaser so requires, insure the Product at the Purchaser's expense.

17. Unless the Purchaser's failure to accept delivery is due to any such circumstance as mentioned in Clause 39, the Supplier may by notice in writing require the Purchaser to accept delivery within a final reasonable period.

     If, for any reason for which the Supplier is not responsible, the Purchaser fails to accept delivery within such period, the Supplier may by notice in writing terminate the contract in whole or in part. The Supplier shall then be entitled to compensation for the loss he has suffered by reason of the Purchaser's default. The compensation shall not exceed that part of the purchase price which is attributable to that part of the Product in respect of which the contract is terminated.

PAYMENT

18. Unless otherwise agreed, the purchase price shall be paid with one third at the formation of the contract and one third when the Supplier notifies the Purchaser that the Product, or the essential part of it, is ready for delivery. Final payment shall be made when the Product is delivered.

19. Whatever the means of payment used, payment shall not be deemed to have been affected before the Supplier's account has been fully and irrevocably credited.

20. If the Purchaser fails to pay by the stipulated date, the Supplier shall be entitled to interest from the day on which payment was due. The rate of interest shall be as agreed between the parties. If the parties fail to agree on the rate of interest, is shall be 12 per cent per annum.

     In case of late payment the Supplier may, after having notified the Purchaser in writing, suspend his performance of the contract until he receives payment.

     If the Purchaser has not paid the amount due within three months the Supplier shall be entitled to terminate the contract by notice in writing to the Purchaser and to claim compensation for the loss he has incurred. The compensation shall not exceed the agreed purchase price.

RESERVATION OF TITLE

21. The Product shall remain the property of the Supplier until paid for in full to the extent that such retention of property is valid under the applicable law.

     The Purchaser shall at the request of the Supplier assist him in taking any measures necessary to protect the Supplier's title to the Product in the country concerned.

     The retention of title shall not affect the passing of risk under Clause 9.

LIABILITY FOR DEFECTS

22. Pursuant to the provisions of Clauses 23-27 inclusive, the Supplier shall remedy any defect resulting from faulty design, materials or workmanship.

23. The Supplier's liability is limited to defects which appear within a period of one year from delivery. If the daily use of the Product exceeds that which is agreed, this period shall be reduced proportionately.

24. When a defect in a part of the Product has been remedied, the Supplier shall be liable for defects in the repaired or replaced part under the same terms and conditions as those applicable to the original Product for a period of one year. For the remaining parts of the Product the period mentioned in Clause 23 shall be extended only by a period equal to the period during which the Product has been out of operation as a result of the defect.

25. The Purchaser shall without undue delay notify the Supplier of any defect which appears. Such notice shall under no circumstances be given later than two weeks after the expiry of the period given in Clause 23.

     Where the defect is such that it may cause damage, the notice shall be given immediately.

     The notice shall contain a description of the defect.

     If the Purchaser does not notify the Supplier of a defect within the time-limits set forth in this Clause, he shall lose his right to have the defect remedied.

26. On receipt of the notice in writing under Clause 25 the Supplier shall remedy the defect without undue delay and at his own cost as stipulated in Clause 23-37 inclusive.

     Repair shall be carried out at the place where the Product is located unless the Supplier deems it appropriate that the defective part or the Product is returned to him for repair or replacement.

     The Supplier is obliged to carry out dismantling and re-installation of the part if this requires special knowledge. If such special knowledge is not required, the Supplier has fulfilled his obligations in respect of the defect when he delivers to the Purchaser a duly repaired or replaced part.

27. If the Purchaser has given such notice as mentioned in Clause 25, and no defect is found for which the Supplier is liable, the Supplier shall be entitled to compensation for the costs he has incurred as a result of the notice.

28. The Purchaser shall at his own expense arrange for any dismantling and reassembly of equipment other than the Product, to the extent that this is necessary to remedy the defect.

29. Unless otherwise agreed, necessary transport of the Product and/or parts thereof to and from the Supplier in connection with the remedying of defects for which the Supplier is liable shall be at the risk and expense of the Supplier. The Purchaser shall follow the Supplier's instructions regarding such transport.

30. Unless otherwise agreed, the Purchaser shall bear any additional costs which the Supplier incurs for repair, dismantling, installation and transport as a result of the Product being located in a place other than the destination stated in the contract or -- if no destination is stated -- the place of delivery.

31. Defective parts which have been replaced shall be made available to the Supplier and shall be his property.

32. If, within a reasonable time, the Supplier does not fulfil his obligations under Clause 26, the Purchaser may, by written notice, fix a final time for completion of the Supplier's obligations.

     If the Supplier fails to fulfil his obligations within such final time, the Purchaser may himself undertake or employ a third party to undertake necessary remedial works at the risk and expense of the Supplier.

     Where successful remedial works have been undertaken by the Purchaser or a third party, reimbursement by the Supplier of reasonable costs incurred by the Purchaser shall be in full settlement of the Supplier's liabilities for the said defect.

33.  Where the defect has not been successfully remedied,

     a) the Purchaser is entitled to a reduction of the purchase price in proportion to the reduced value of the Product, provided that under no circumstance shall such reduction exceed 15 per cent of the purchase price, or

     b) where the defect is so substantial as to significantly deprive the Purchaser of the benefit of the contract, the Purchaser may terminate the contract by written notice to the Supplier. The Purchaser is then entitled to compensation for the loss he has suffered up to a maximum of 15 per cent of the purchase price.

34. The Supplier is not liable for defects arising out of materials provided by, or a design stipulated or specified by the Purchaser.

35. The Supplier is liable only for defects which appear under the conditions of operation provided for in the contract and under proper use of the Product.

     The Supplier's liability does not cover defects which are caused by faulty maintenance, incorrect erection or faulty repair by the Purchaser, or by alterations carried out without the Supplier's consent in writing. Finally the Supplier's liability does not cover normal wear and tear or deterioration.

36. Notwithstanding the provisions of Clauses 22-35 the Supplier shall not be liable for defects in any part of the Product for more than two years from the beginning of the period given in Clause 23.

37. Save as stipulated in Clauses 22.36, the Supplier shall not be liable for defects. This applies to any loss the defect may cause including loss of production, loss of profit and other indirect loss. This limitation of the Supplier's liability shall not apply if he has been guilty of gross negligence as defined in Clause 15.

DIVISION OF LIABILITY FOR DAMAGE CAUSED BY THE PRODUCT

38. The Supplier shall not be liable for any damage to property caused by the Product after it has been delivered and whilst it is in the possession of the Purchaser. Nor shall the Supplier be liable for any damage to products manufactured by the Purchaser, or to products of which the Purchaser's products form a part.

     If the Supplier incurs liability towards any third party for such damage to property as described in the preceding paragraph, the Purchaser shall indemnify, defend and hold the Supplier harmless.

     If a claim for damage as described in this Clause is lodged by a third party against one of the parties, the latter party shall forthwith inform the other party thereof in writing.

     The Supplier and the Purchaser shall be mutually obliged to let themselves be summoned to the court or arbitral tribunal examining claims for damages lodged against one of them on the basis of damage allegedly caused by the Product.

     The limitation of the Supplier's liability in the first paragraph of this Clause shall not apply where the Supplier has been guilty of gross negligence as defined in Clause 15.

FORCE MAJEURE

39. Either party shall be entitled to suspend performance of his obligations under the contract to the extent that such performance is impeded or made unreasonably onerous by any of the following circumstances: industrial disputes and any other circumstance beyond the control of the parties such as fire, war (whether declared or not), extensive military mobilization, insurrection, requisition, seizure, embargo, restrictions in the use of power and defects or delays in deliveries by sub-contractors caused by any such circumstances referred to in this Clause.

     A circumstance referred to in this Clause which had occured prior to the formation of the contract shall give a right to suspension only if its effect on the performance of the contract could not be foreseen at the time of the formation of the contract.

40. The party claiming to be affected by Force Majeure shall notify the other party in writing without delay on the intervention and on the cessation of such circumstance.

     If Force Majeure prevents the Purchaser from fulfilling his obligations, he shall compensate the Supplier for expenses incurred in securing and protecting the Product.

41. Regardless of what might otherwise follow from these General Conditions, either party shall be entitled to terminate the contract by notice in writing to the other party if performance of the contract is suspended under Clause 39 for more than six months.

ANTICIPATED NON-PERFORMANCE

42. Notwithstanding other provisions in these conditions regarding suspension, each party shall be entitled to suspend the performance of his obligations under the contract, where it is clear from the circumstances that the other party will not be able to perform his obligations. A party suspending his performance of the contract shall forthwith notify the other party thereof in writing.

CONSEQUENTIAL LOSSES

43. Save as elsewhere stated in these conditions there shall be no liability for either party towards the other party for loss of production, loss of profit, loss of use, loss of contracts or for any consequential, economic or indirect loss whatsoever.

DISPUTES AND APPLICABLE LAW

44. All disputes arising in connection with the contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules, supplemented as necessary by the procedural rules of the law of the country of the Supplier's place of business most closely connected with the contract.

45. The contract shall be governed by the substantive law of the country of the Supplier's place of business most closely connected with the contract.


     This is an Orgalime publication. Orgalime groups the central trade federations of the mechanical, electrical, electronic and metalworking industries in sixteen European countries and provides liaison between these organisations in the legal, technical and economic fields.

                              All rights reserved

                                  (copyright)
                         Editeur responsable - T.F. GAY

 ORGALIME (Liaison group of the European mechanical, electrical, electronic and metalworking industries)

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